CALCULATION OF REGISTRATION FEE

Title of Each Class                       Maximum Aggregate            Amount of
of Securities Offered                     Offering Price(1)  Registration Fee(2)
----------------------------------------- -----------------  -------------------
Euro Fixed Rate Senior Bearer Notes Due
2013                                         $1,186,706,520          $126,977.60
Euro Floating Rate Senior Bearer Notes
Due 2013                                     $2,379,600,000          $254,617.20
-----------------------------------------

(1) The U.S. dollar equivalent of the maxium aggregate offering price has been calculated using an exchange rate of $1.1898 per euro 1.00 as of February 22, 2006.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $126,977.60 fee with respect to the $1,186,706,520 equivalent of Euro Fixed Rate Senior Bearer Notes Due 2013 and the $254,617.20 fee with respect to the $2,379,600,000 equivalent of Euro Floating Rate Senior Bearer Notes Due 2013 sold pursuant to this registration statement is offset against those filing fees and $2,011,026.26 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006                  Pricing Supplement No. 29 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-131266
Dated January 25, 2006                                  Dated February 22, 2006
                                                                 Rule 424(b)(2)

                         [LOGO OMITTED]Morgan Stanley
                      GLOBAL MEDIUM-TERM NOTES, SERIES G
                 Euro Fixed Rate Senior Bearer Notes Due 2013
                Euro Floating Rate Senior Bearer Notes Due 2013

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2013 (the "fixed rate notes"), or Global Medium-Term Notes, Series G, Euro Floating Rate Senior Bearer Notes Due 2013 (the "floating rate notes", and together with the fixed rate notes, the "notes") prior to the maturity date thereof other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

     This document constitutes the pricing supplement relating to the issuances of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Base Prospectus.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of the notes in the section of the accompanying prospectus supplement called "Description of Notes". In addition, we describe the basic features of the fixed rate notes in the section of the accompanying prospectus called "Description of Debt Securities--Fixed Rate Debt Securities" and we describe the basic features of the floating rate notes in the section of the accompanying prospectus called "Description of Debt Securities--Floating Rate Debt Securities", in each case subject to and as modified by the provisions described below.


                       Fixed Rate Notes                                         Floating Rate Notes
----------------------------------------------------------    --------------------------------------------------------
Principal Amount:          Euro 1,000,000,000                  Principal Amount:         Euro 2,000,000,000
Maturity Date:             March 1, 2013                       Maturity Date:            March 1, 2013
Settlement Date                                                Settlement Date
  (Original Issue Date):   March 1, 2006                        (Original Issue Date):   March 1, 2006
Interest Accrual Date:     March 1, 2006                       Interest Accrual Date:    March 1, 2006
Issue Price:               99.74%                              Issue Price:              100%
Specified Currency:        Euro                                Specified Currency:       Euro
Redemption Percentage                                          Redemption Percentage
  at Maturity:             100%                                 at Maturity:             100%
Interest Rate:             3.75% per annum (calculated         Base Rate:                EURIBOR
                           on an actual/actual day count       Spread (Plus or Minus):   Plus 0.33%
                           basis)                              Index Maturity:           Three months
(continued on the next page)                                   (continued on the next page)

    Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.


                                            MORGAN STANLEY

MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC           WESTLB AG                                  BANCO SANTANDER
KBC INTERNATIONAL GROUP                               MIZUHO INTERNATIONAL PLC                   SCOTIA CAPITAL
STANDARD CHARTERED BANK                               AHORRO Y TITULIZACION, S.G.F.T., S.A.      BANCA AKROS SPA-GRUPPO BPM
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.                 BANESTO                                    BARCLAYS CAPITAL
BAYERN LB                                             LA CAIXA                                   CAJA DE MADRID
COMMERZBANK CORPORATES & MARKETS                      DZ BANK AG                                 HELABA
HSBC                                                  HVB CORPORATES & MARKETS                   ING WHOLESALE BANKING
LANDESBANK BADEN-WURTTEMBERG                          LLOYDS TSB                                 MILLENNIUM BCP INVESTIMENTO
NATEXIS BANQUES POPULAIRES                            RABOBANK INTERNATIONAL                     RZB-AUSTRIA RAIFFEISEN ZENTRALBANK
                                                                                                 OSTERREICH AG


                 Fixed Rate Notes (continued)                             Floating Rate Notes (continued)
----------------------------------------------------------    --------------------------------------------------------
Interest Payment Dates:    Each March 1, commencing            Initial Interest Rate:    The base rate plus 0.33%;
                           March 1, 2007                                                 to be determined on the
Interest Payment Period:   Annual                                                        second TARGET Settlement
Minimum Denominations:     Euro 50,000 and integral                                      Day immediately preceding
                           multiples of Euro 1,000 in                                    the original issue date
                           excess thereof                      Interest Payment Dates:   Each March 1, June 1,
Business Days:             London, TARGET Settlement Day                                 September 1 and December 1,
                           and New York                                                  commencing June 1, 2006
Agent:                     Morgan Stanley & Co.                Interest Payment Period:  Quarterly
                           International Limited               Interest Reset Dates:     Each interest payment date
Common Code:               024583554                           Interest Reset Period:    Quarterly
ISIN:                      XS0245835540                        Interest Determination
Other Provisions:          None                                 Dates:                   The second TARGET
                                                                                         Settlement Day
                                                                                         immediately preceding each
                                                                                         interest reset date
                                                               Reporting Service:        Telerate (Page 248)
                                                               Business Days:            London, TARGET Settlement
                                                                                         Day and New York
                                                               Calculation Agent:        JPMorgan Chase Bank, N.A.
                                                                                         (London Branch)
                                                               Agent:                    Morgan Stanley & Co.
                                                                                         International Limited
                                                               Minimum Denominations:    Euro 50,000 and integral
                                                                                         multiples of Euro 1,000 in
                                                                                         excess thereof
                                                               Common Code:              024583643
                                                               ISIN:                     XS0245836431
                                                               Other Provisions:         None

Supplemental Information Concerning Plan of Distribution

     On February 22, 2006, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.39% for the fixed rate notes and 99.65% for the floating rate notes, each of which we refer to as the "purchase price" for that series of notes. The fixed rate notes purchase price equals the stated issue price of 99.74% less a combined management and underwriting commission of 0.35% of the principal amount of the fixed rate notes and the floating rate notes purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.35% of the principal amount of the floating rate notes.


                                                                       Principal Amount         Principal Amount
Name                                                                 of Fixed Rate Notes     of Floating Rate Notes
-------------------------------------------------------------------------------------------------------------------
Morgan Stanley & Co. International Limited                             Euro 790,000,000        Euro 1,580,000,000
Mitsubishi UFJ Securities International plc                                  30,000,000                60,000,000
WestLB AG                                                                    30,000,000                60,000,000
Banco Santander Central Hispano, S.A.                                        20,000,000                40,000,000
KBC Bank NV                                                                  20,000,000                40,000,000
Mizuho International plc                                                     20,000,000                40,000,000
Scotia Capital Inc.                                                          20,000,000                40,000,000
Standard Chartered Bank                                                      10,000,000                20,000,000
Ahorro Corporacion Financiera SV SA                                           3,000,000                 6,000,000
Banca Akros S.p.A. - Gruppo Banca Popolare di Milano                          3,000,000                 6,000,000
Banco Bilbao Vizcaya Argentaria, S.A.                                         3,000,000                 6,000,000
Banco Espanol de Credito, S.A.                                                3,000,000                 6,000,000
Banco Millennium BCP Investimento, SA                                         3,000,000                 6,000,000
Barclays Bank PLC                                                             3,000,000                 6,000,000
Bayerische Hypo- und Vereinsbank AG                                           3,000,000                 6,000,000
Bayerische Landesbank                                                         3,000,000                 6,000,000
Caixa d'Estalvis i Pensions de Barcelona ("La Caixa")                         3,000,000                 6,000,000
Caja de Ahorros y Monte de Piedad de Madrid                                   3,000,000                 6,000,000
Commerzbank Aktiengesellschaft                                                3,000,000                 6,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as
    Rabobank International)                                                   3,000,000                 6,000,000


                                                                       Principal Amount         Principal Amount
Name                                                                 of Fixed Rate Notes     of Floating Rate Notes
-------------------------------------------------------------------------------------------------------------------
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am
    Main                                                                      3,000,000                 6,000,000
HSBC Bank plc                                                                 3,000,000                 6,000,000
ING Belgium SA/NV                                                             3,000,000                 6,000,000
Landesbank Baden-Wurttemberg                                                  3,000,000                 6,000,000
Landesbank Hessen-Thuringen Girozentrale                                      3,000,000                 6,000,000
Lloyds TSB Bank plc                                                           3,000,000                 6,000,000
Natexis Banques Populaires                                                    3,000,000                 6,000,000
Raiffeisen Zentralbank Osterreich Aktiengesellschaft                          3,000,000                 6,000,000
                                                                  ---------------------     ---------------------
Total                                                                Euro 1,000,000,000        Euro 2,000,000,000
                                                                  =====================     =====================

European Union Transparency Obligations Directive

     The proposed European Union Transparency Obligations Directive (the "Directive") may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed. In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered. Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder's ability to resell the notes in the secondary market.


                                     PS-3